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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 13, 2004

                         CIRMAKER TECHNOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          NEVADA                       333-70156                98-0228169

(STATE OR OTHER JURISDICTION OF       (COMMISSION            (I.R.S. EMPLOYER
INCORPORATION)                        FILE NUMBER)           IDENTIFICATION NO.)


                                      NO. 8
                                    LANE 377
                                CHUNG CHENG ROAD
                                   FENG YEH LI
                                    YANG MEI
                               TAOYUAN 326, TAIWAN
                                REPUBLIC OF CHINA
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE +886-3-282-1006

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     On April 24, 2004, Cirmaker Industry Co., Ltd. (the "Company"), a majority owned subsidiary of Cirmaker Technology Corporation, obtained a loan from China Trust & Investment Corporation ("China Trust") of $30 million New Taiwan Dollars (the "China Loan"). The annual interest rate on the China Loan is a floating rate equal to the standard annual interest rate of 4.63% plus an annual interest rate established by the Taiwanese government. This interest rate is currently 0.62% but China Trust may apply the government rate in effect on January, March, July, September, and November first of each year. Principal and interest is payable in monthly installments over an 18 month period. If any payment is late for six months or less the interest rate charged for the term for which that payment relates will be increased by 10% and if any payment is late in excess of six months the interest rate charged for the term for which that payment relates will be increased by 20%.

     On May 4, 2004, the Company obtained a loan from Taipei Bank of $20 million New Taiwan Dollars (the "Taipei Loan"). The annual interest rate on the Taipei Loan is 3.475% plus the floating rate of the one-year fixed deposit as listed in the Chunghwa Post. Principal and interest is payable in monthly installments over a five-year period. If any payment is late for six months or less the interest rate charged for the term which that payment relates will be increased by 10% and if any payment is late in excess of six months the interest rate charged for the term for which that payment relates will be increased by 20%. The repayment of the Taipei Loan has been personally guaranteed by Bill Liao and Grace Chang.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CIRMAKER TECHNOLOGY CORPORATION

Date  September 13, 2004                   BY /s/ Bill Liao
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                                              Bill Liao
                                              Chief Executive Officer